Everlake Life Insurance Company 3100 Sanders Road, Suite 303 Northbrook, IL 60062 Phone 847.665.9930 Email angela.fontana@everlakelife.com Angela K. Fontana Senior Vice President, Chief Legal Officer and Secretary March 4, 2026 To: Everlake Life Insurance Company Northbrook, IL 60062 From: Angela K. Fontana Senior Vice President, Chief Legal Officer and Secretary Re: Form N-4 Registration Statement Under the Securities Act of 1933 File No. 333-271022 Custom Plus Annuity With reference to the Form N-4 Registration Statement filed by Everlake Life Insurance Company (the “Company”), as Registrant, with the Securities and Exchange Commission covering the Flexible Premium Deferred Annuity Contract, known as Custom Plus Annuity (the “Contract”) described therein, I have examined such documents and such law as I have considered necessary and appropriate, and on the basis of such examination, it is my opinion that as of March 4, 2026: 1) The Company is duly organized and existing under the laws of the State of Illinois and has been duly authorized to do business and to issue the Contracts by the Director of Insurance of the State of Illinois. 2) The securities registered by the above Registration Statement are valid, legal and binding obligations of the Company. I hereby consent to the filing of this opinion as an exhibit to the above referenced Registration Statement and to the use of my name under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. Sincerely, ___________________________ Angela K. Fontana Senior Vice President, Chief Legal Officer and Secretary Consent of Counsel_ChoiceRate - Consent of Counsel_Custom Plus 2